EXHIBIT 12

                              WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                  Three Months Ended
                                                       March 31
                                                   ---------------
                                                  1999         1998
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  100.2      $  101.2

     b) Portion of rental expense
         representative of the
         interest factor (1).................       1.0           1.0
                                               --------      --------
     Total 1(a) and 1(b).....................  $  101.2      $  102.2
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $    5.6      $    7.6

     b) Capitalized interest.................       0.1           0.1

     c) Portion of rental expense
         representative of the
         interest factor (1).................       1.0           1.0
                                               --------      --------
     Total 2(a) through 2(c).................  $    6.7      $    8.7
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     15.10         11.75
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.